Exhibit 5

                                   October 31, 1997


Peoples First Corporation
100 South 4th Street
P.O. Box 2200
Paducah, KY 42002-2200


     Re:  Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     We are acting as counsel for Peoples First Corporation (the
"Company"), a Kentucky corporation, in connection with the Peoples First Corporation 1986 Stock Option Plan, as amended and restated (the "Stock Option Plan").

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about October 31, 1997, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 200,000 Shares (the "Shares") of common stock of the Company to be registered and issuable in accordance with the terms of the Stock Option Plan. We have reviewed the option agreements and corporate actions taken and proposed to be taken related to the Stock Option Plan. We also have examined and relied upon originals or copies, certified to our satisfaction, of such corporate records, documents, orders, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

     Based on the foregoing, we are of the opinion that, upon exercise of options in accordance with terms of the Stock Option Plan and the related option agreements, the Shares to be issued pursuant to the Stock Option Plan will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement.

                              Sincerely,

                              BROWN, TODD & HEYBURN PLLC



                              /s/ Alan K. MacDonald
                              Alan K. MacDonald, Member